Exhibit 10.2

EXECUTIVE SEVERANCE AND RETENTION AGREEMENT

This Executive Severance and Retention Agreement (this “Agreement”), dated effective ______ (“Effective Date”), by and between Methode Electronics, Inc., a Delaware corporation (the “Company”), and __________ ”Employee”. This Agreement sets forth the terms and conditions of contingent severance arrangements between the Company and Executive and cancels and supersedes all other severance-related agreements between the parties (except it does not cancel and supersede the Change in Control Agreement between Executive and the Company).

It is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

1.
Definitions. For all purposes hereof, the following defined terms have the meanings set forth below:
1.1
“Accrued Obligations” means all (i) accrued but unpaid Annual Salary to Executive’s Date of Termination, and (ii) any benefits for which Executive is eligible under the terms of any benefit plan of the Company or its subsidiaries, including any accumulated but unused vacation earned through Executive’s Date of Termination.
1.2
“Annual Bonus” means Executive’s annual performance-based bonus paid pursuant to the Company’s annual incentive plan.
1.3
“Annual Salary” shall mean Executive’s annualized base salary in effect on Executive’s Date of Termination.
1.4
“Cause” shall mean: (i) Executive’s conviction of, or plea of nolo contendere to, a felony other than a traffic violation; (ii) Executive’s commission of any act or acts of personal dishonesty intended to result in personal enrichment to Executive to the detriment of the Company; (iii) a failure by Executive to perform assigned duties, provided that such failure has continued for more than ten (10) days after the Company or the Company’s Board of Directors has given written notice of such failure and of the Company’s intention to terminate Executive’s employment because of such failure; (iv) any willful misconduct by Executive which affects the business reputation of the Company; (v) breach in any material respect by Executive of any provision of any employment, consulting, advisory, nondisclosure, non-competition, proprietary information, or other similar agreement between Executive and the Company or any subsidiary or affiliate of the Company; or (vi) Executive’s violation of the Company’s Code of Business Conduct or any addendum thereto. Notwithstanding the foregoing, if circumstances deemed to constitute Cause under items (v) or (vi) above are reasonably capable of cure, Cause shall only exist if such circumstances remain uncured for ten (10) days after Executive receives written notice from the Company or the Company’s Board of Directors providing reasonable details of the circumstances deemed to constitute Cause.
1.5
“Code” means the Internal Revenue Code of 1986, as amended.

1.6
“Date of Termination” means the effective date of the termination of Executive’s employment with the Company and its subsidiaries (as set forth in the Notice of Termination, if applicable) and interpreted consistently as a “separation from service” under Section 409A.
1.7
“Disability” shall have the meaning provided under the Company’s standard long-term disability plan.
1.8
“Non-Qualifying Termination” means (i) the Company’s termination of Executive’s employment for Cause, (ii) Executive’s voluntary termination of her employment (i.e., Executive’s resignation), (iii) a termination of Executive’s employment occurring because of Executive’s death or Disability, or (iv) any termination in connection with a change in control entitling such Executive to a change in control payment or similar payment or benefit under a change in control agreement.
1.9
“Notice of Termination” means a written notice of the termination of Executive’s employment that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date.
1.10
“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulatory guidance provided in connection therewith.
1.11
“Target Bonus Amount” means the target Annual Bonus in the fiscal year in which the termination of Executive’s employment occurs.
2.
Termination of Employment.
2.1
Termination by Executive. Executive may terminate her employment by delivering a Notice of Termination to the Company in accordance with Section 7.5.
2.2
Termination by the Company.
(a)
Termination for Cause. The Company may terminate Executive’s employment for Cause by delivering to Executive in accordance with Section 7.5 a Notice of Termination.
(b)
Termination Without Cause. The Company may terminate Executive’s employment without Cause by delivering a Notice of Termination to Executive in accordance with Section 7.5.
2.3
Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If the Company determines in good faith that the Disability of Executive has occurred during her employment, it may give to Executive a Notice of Termination in accordance with Section 7.5 of this Agreement. In such event, Executive’s employment shall terminate upon receipt of such notice.
3.
Severance. The Company shall pay the Accrued Obligations to Executive in connection with the termination of Executive’s employment with the Company within 14 days after

Executive’s Date of Termination. In addition, Sections 3.1, 3.2, and 3.3 below shall apply, and the payments described in Sections 3.1 and 3.2 shall be made in the timeframes described below, if the Company terminates Executive’s employment with the Company without Cause as provided in Section 2.2(b) above and not on account of Executive’s death or Disability and not on account of a change in control entitling Executive to a change in control payment or similar payment or benefit under a change in control agreement.
3.1
Cash Severance. The Company shall make a severance payment to Executive equal to one (1) times the sum of (i) Executive’s Annual Salary, plus (ii) Executive’s Target Bonus Amount (the “Cash Severance”). The Cash Severance shall be paid in equal cash installments in accordance with the Company’s usual payroll practices over the twelve (12) month period following Executive’s termination date with the initial payment to be made on the first regular payroll date of the Company occurring on or after sixty (60) days following Executive’s Date of Termination.

[3.2 Additional Vesting Credit on Equity Awards. Notwithstanding the terms of any award agreement, service-based vesting under Executive’s outstanding equity compensation awards shall be determined as if Executive’s employment had terminated on the first anniversary of Executive’s Date of Termination.]

3.2
Continued Health Benefits. If Executive timely and properly elects continuation health care coverage pursuant to the Company’s group health care plan, the Company will pay on Executive’s behalf the COBRA premiums for such COBRA continuation coverage for a designated period ending on the earlier of (i) twelve (12) months following Executive’s Date of Termination, or (ii) the date Executive first becomes eligible for coverage under another employer’s group health plan (such period referred to as the “COBRA Subsidy Period”). The Company will treat the cost of such coverage to Executive as taxable income for federal income tax purposes to the extent required by law. Executive shall promptly inform the Company in writing if and when Executive obtains or becomes eligible for any other health care coverage from another employer of Executive. Executive shall be responsible for the full unsubsidized costs of COBRA coverage after the COBRA Subsidy Period.
3.3
Release of Claims. Executive understands that the severance benefits described in this Section 3 are the only severance benefits to which Executive may be entitled following termination of Executive’s employment under the circumstances described herein. Executive acknowledges and agrees that Executive shall not be eligible for any of the severance benefits described in this Section 3 unless Executive signs and returns to the Company a valid, non-revocable waiver and general release of claims (“Release”), as presented to Executive by the Company in the form requested by the Company within 45 calendar days following Executive’s Date of Termination and any applicable revocation period expires without revocation. If the Release consideration and revocation periods span two calendar years, no payments under Section 3 hereof shall commence until the second calendar year. The Release shall, among other things, release the Company and its subsidiaries and affiliates, and their/its current and former directors and employees, from all claims, known or unknown, arising prior to the effective date of the Release that Executive asserted and/or could have asserted against any and all of them, including but not limited to any claims arising out of Executive’s employment with the Company. Executive also acknowledges and agrees that Executive shall not be eligible for any of the severance benefits described in this Section 3 unless Executive at all times remains in compliance with the terms of this Agreement and any non-disclosure, non-solicitation, non-competition, or non-disparagement obligations towards the Company under any law or agreement.

Notwithstanding anything to the contrary in this Agreement, Executive shall not be obligated to release, (i) any rights of Executive to receive from the Company accrued and unpaid base salary, earned or vested incentive compensation, out of pocket expense reimbursement, or accrued, unused vacation owed to Executive, (ii) any vested equity rights, (iii) any obligations of the Company to pay any severance amounts, if applicable, pursuant to this Agreement, (iv) any claim which cannot be waived as a matter of law, or (v) any rights of indemnification or coverage under any insurance policy, corporate document or any statutory or common law.

3.4
Non-Qualifying Termination. If Executive’s employment with the Company and its subsidiaries is terminated in a Non-Qualifying Termination, this Agreement shall terminate without further obligations to Executive other than payment of the Accrued Obligations.
3.5
Deductions. To the extent permissible under federal or state law, the following items and amounts will be deducted from the payments under Section 3.1:
(a)
Any amounts that Executive owes to the Company, including, but not limited to, any amounts owed by Executive to the Company pursuant to the Company’s Incentive Compensation Recovery Policy; and
(b)
Any amount of garnished earnings which would have been withheld from Executive’s pay, if the Company has been garnishing Executive’s earnings pursuant to an order of garnishment, child support or tax lien.
3.6
Forfeiture. Executive shall forfeit any and all rights to payments and benefits under Sections 3.1 and 3.2 and shall be obligated to repay any such benefits previously paid under this Agreement if the Company, in its reasonable discretion, determines before payment is made or within one (1) year of payment being made to Executive that Executive is or was not eligible to receive any payment due to non-compliance with the terms of this Agreement or any non-disclosure, non-solicitation, non-competition, or non-disparagement obligations towards the Company under any law or agreement.
4.
Other Incentive Plans. Except as otherwise provided herein, nothing in this Agreement shall impair or impact the vesting of any restricted stock, stock options, cash incentives, or other form of compensation or benefits provided under any other plan, program, or arrangement.
5.
Applicable Taxes and Section 409A.
5.1
Tax Withholding. The Company may deduct and withhold from all compensation payable to Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation, or ordinance of the United States of America or any state or local jurisdiction therein.
5.2
Section 409A.
(a)
Notwithstanding anything to the contrary in this Agreement, it is intended that the amounts payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions.
(b)
If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company shall make a good faith determination that an amount payable pursuant to this Agreement constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period (or, if earlier, as soon as practicable following the date of Executive’s death). Such amount shall be paid without interest.
(c)
Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.
(d)
No amendment to this Agreement may accelerate or defer the time or schedule of any payment under this Agreement, except as may be permitted pursuant to applicable Treasury Regulations.
6.
Mitigation and Set-Off. Executive shall not be required to mitigate Executive’s damages by seeking other employment or otherwise. The Company’s obligations under this Agreement shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by Executive from sources other than the Company after Executive’s Date of Termination, or any amounts that might have been received by Executive in other employment had Executive sought other employment, except for the termination of the COBRA subsidy as provided in Section 3.2 of this Agreement.
7.
Miscellaneous.
7.1
Employment. This Agreement shall not be construed as creating an express or implied contract of employment, and, except as otherwise agreed in writing between Executive and the Company, Executive shall not have any right to be retained in the employ of the Company.
7.2
Litigation Expenses. The prevailing party in any action, arbitration, or lawsuit arising out of or related to this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and costs incurred in such action, arbitration, or lawsuit.
7.3
Assignment, Successors. This Agreement may not be assigned by the Company without the written consent of Executive, but the obligations of the Company under this Agreement shall be the binding legal obligations of any successor to the Company by merger or other business combination. In the event of any business combination or transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. This Agreement may not be assigned by Executive during Executive’s life, and upon Executive’s death will inure to the benefit of Executive’s heirs, legatees and legal representatives of Executive’s estate. Executive’s death will not accelerate the timing of any payments under this Agreement.
7.4
Interpretation. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of law principles thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
7.5
Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be considered as effective: (i) when received if delivered personally or by courier; or (ii) on the date receipt is acknowledged if delivered by (a) certified mail, postage prepaid, return receipt requested, or (b) e-mail, with confirmation receipt required, as follows:

If to Executive, addressed to: the last known residential address reflected in the Company’s records.

If to the Company, addressed to: Methode Electronics, Inc.

8750 W. Bryn Mawr Ave, Suite 1000

Chicago, IL 60631

Attention: Chief Human Resources Officer
E-mail: kkeegans@methode.com

Notice of change in address should be provided as stated in this section.

7.6
Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, local or foreign law, or regulation.
7.7
Amendment or Termination.
(a)
This Agreement may be amended at any time by written agreement between the Company and Executive.
(b)
This Agreement will automatically terminate as of close of business on the date the Company adopts a severance plan which covers its senior executives, provided the severance benefit Executive is eligible to receive under such plan shall be not less than the severance benefit provided to Executive under this Agreement. Subject to the preceding sentence, the Company, through action of the Compensation Committee of its Board of Directors, may terminate this Agreement by written notice given to Executive at least two (2) years prior to the effective date of such termination.
7.8
Financing. Cash and benefit payments under this Agreement shall constitute general obligations of the Company. Executive shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms, as the Company shall determine, to make payments to Executive in accordance with the terms of this Agreement.

7.9
Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
7.10
Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof shall be adjudicated by arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration shall be by a single arbitrator, and the arbitration shall take place in Chicago, Illinois. The costs of the arbitration, including the fees of the arbitrator, cost of any record or transcripts of the arbitration hearing, administrative fees, and other similar fees and costs of arbitration shall be borne equally by the parties. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction, and both parties consent and submit to the jurisdiction of such court for purposes of such action. Nothing in this Agreement shall preclude either party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines, which would otherwise be applicable in any action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for those purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.
7.11
Other Agreements. This Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement. The Employment Agreement under which Executive is employed by the Company and the Proprietary Interests Protection Agreement executed by Executive in conjunction with the Employment Agreement remain in full force and effect. The Change in Control Agreement between Executive and the Company dated February 3, 2025, also remains in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

METHODE ELECTRONICS, INC.

By:

Its: _________________________________

EXECUTIVE:

Name: ____________